Exhibit 99.1
For Immediate Release
Builders FirstSource Reports Third Quarter 2009 Results
October 22, 2009 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the third quarter ended September 30, 2009.

	Third Quarter Financial Highlights (unaudited)
	Third Quarter		Diluted	Third Quarter		Diluted
	2009		Per Share	2008		Per Share
Sales	$188.9	million		$266.0	million
Gross margin	20.9%			21.2%
Loss from continuing operations before income taxes	$(15.8)	million	$(0.44)	$(20.1)	million	$(0.56)
Income tax expense (benefit)	0.1	million	(0.00)	(4.5)	million	(0.12)

Loss from continuing operations	(15.9)	million	(0.44)	(15.6)	million	(0.44)

Income (loss) from discontinued operations, net of tax	0.7	million	0.02	(3.3)	million	(0.09)

Net loss	$(15.2)	million	$(0.42)	$(18.9)	million	$(0.53)

Included in the calculation of loss from continuing operations:
Tax valuation allowance	$6.2	million	$0.17	$3.2	million	$0.09

Adjusted loss from continuing operations	$(9.7)	million	$(0.27)	$(12.4)	million	$(0.35)

Other metrics:
Adjusted EBITDA	$(4.8)	million		$(6.1)	million
Cash	$96.3	million		$131.2	million
Available Liquidity	$92.0	million		$154.5	million
Cash used	$15.8	million		$12.0	million
“Housing starts made a slight recovery early in the quarter as the national seasonally adjusted annual rate for single-family starts increased to 506,000 in July, but then softened as the quarter progressed. The quarter ended at a seasonally adjusted annual rate of 501,000, down 8.7 percent from the annual rate of 549,000 one year ago, and down 72.5 percent from the peak of 1,823,000 in the first quarter of 2006. National single-family starts for the quarter were 137,800, down 15.5 percent from starts of 163,000 during the third quarter of 2008,” said Floyd Sherman, Builders FirstSource Chief Executive Officer. “We believe the momentum seen early in the quarter was largely due to the first time home buyer tax credit contained in the economic stimulus package. We expect to see starts continue to fall off as the December 1st expiration date of this program nears and as we enter the seasonal building trough.”

Builders FirstSource Reports Third Quarter 2009 Results (continued)
Mr. Sherman continued, “As in previous quarters, our primary focus continues to be on prudently growing market share, adjusting staffing levels, monitoring our physical capacity, and protecting liquidity. Net sales for the quarter were $188.9 million, down $77.1 million, or 29.0 percent, compared to $266.0 million in the third quarter of 2008. While the rate of decline for single-family starts slowed during the quarter, down only 15.5 percent, single-family units under construction fell 33.8 percent from the third quarter of 2008. We estimate that market share losses reduced our sales for the quarter by approximately 8 percent, the result of an extremely competitive pricing environment. However, for the year, we estimate that market share growth has added over 6 percent to our sales. Rather than focus solely on top line sales growth, we have endeavored to protect gross margins and avoid unnecessary credit risks to the detriment of market share growth. Our average full-time equivalent headcount for the quarter was 3,100, down 38.4 percent from a year ago, and our salaries and benefits expense flexed approximately 100 percent with our sales decline. The reductions in payroll costs coupled with our other cost reductions allowed us to reduce our selling, general and administrative (“SG&A”) expenses by $20.3 million, or 29.2 percent. As a percentage of sales, SG&A expenses were 26.1 percent, consistent with the third quarter of 2008 on $77.1 million less sales. Our facility count remained constant as there were no closures during the current quarter. Net cash used during the current quarter was $15.8 million compared to $12.0 million in the third quarter of 2008, excluding revolving credit facility activity and income tax refunds. Included in cash used for the current quarter was $4.5 million in annual insurance premiums and $0.5 million of lease termination payments. As expected, working capital was not a source of cash due to higher sales on a sequential quarter basis.”
Charles Horn, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “Although sales were down $77.1 million from the prior year, we reduced our loss from continuing operations before income taxes by $4.3 million, or $0.12 per diluted share. Gross margins fell 0.3 percentage points, from 21.2 percent to 20.9 percent year-over-year, primarily due to lower sales volume against fixed costs in cost of goods sold. On a sequential quarter basis, gross margin fell 1.5 percentage points primarily due to pricing. Pricing pressure during the quarter was the most intense we have seen since the downturn began over three years ago. We were, however, able to reduce SG&A expenses commensurate with our decline in sales. In fact, our SG&A expenses actually decreased on a percentage basis slightly better than our sales decline, primarily due to head count reductions and a significant decline in bad debt expense during the quarter.”
Mr. Horn continued, “As expected, our liquidity dropped during the quarter as we did not monetize any working capital to offset our operating losses and cash interest expense. In addition, we paid $4.5 million in annual insurance premiums during the quarter. We ended the quarter with available liquidity of $92.0 million, which consisted of cash of $96.3 million less $4.3 million on deposit supporting a shortfall in the calculation of our $35 million minimum liquidity covenant. Our seasonal advance rates under the revolving credit facility dropped in September reducing our borrowing availability by $2.8 million. These advance rates will increase again in March 2010. Our asset utilization remained strong, however, as our working capital expressed as a percentage of sales was 9.1 percent, excluding cash and income tax receivables, down from 11.0 percent in the third quarter of last year. Accounts receivable days decreased to 36.4 days for the quarter from 41.2 days last year as we were successful in collecting older accounts and reducing our overall delinquency rate. Our inventory turns for the quarter improved to 10.5x from 8.6x last year. Partially offsetting these improvements, accounts payable days fell to 28.9 days from 33.1 days last year primarily due to a continued shift in sales mix toward installed product sales. Our focus on working capital management resulted in cash conversion days dropping to 42.4 days for the quarter, an 8.3 day improvement over the third quarter of 2008.”

Builders FirstSource Reports Third Quarter 2009 Results (continued)
Third Quarter 2009 Results Compared to Third Quarter 2008
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $188.9 million compared to $266.0 million last year, a decline of $77.1 million or 29.0 percent. Our sales volume dropped an estimated 26 percent compared to an estimated 18 percent decline in housing starts in our markets, signifying a market share loss during the current quarter. We have sacrificed sales and market share growth in an effort to protect gross margins and maintain tight credit standards.

•	Gross margin percentage was 20.9 percent, down from 21.2 percent, a 0.3 percentage point decrease. Specifically, our gross margin percentage increased 0.4 percentage points due to price, but decreased 0.4 percentage points due to volume (a result of fixed costs within costs of goods sold) and 0.3 percentage points due to a shift in sales mix toward lower-margin installed product sales.

•	SG&A expenses decreased $20.3 million, or 29.2 percent. As a percentage of sales, SG&A expense decreased from 26.2 percent in 2008 to 26.1 percent in 2009, on $77.1 million less sales. Average full-time equivalent employees for the third quarter 2009 were 3,100, down 38.4 percent from the third quarter 2008 average. Our salaries and benefits expense, excluding stock compensation expense, fell $11.0 million, or 28.0 percent. This decline was over 100 percent variable with our sales volume decline of 25.8 percent. Delivery expenses fell $3.7 million, or 27.1 percent, Office G&A expenses fell $1.5 million, or 21.4 percent, and bad debt expense fell $1.1 million.

•	Interest expense was $5.9 million in the current quarter, a decrease of $0.2 million from the third quarter of 2008.

•	Loss from continuing operations before income taxes was $15.8 million, or a loss of $0.44 per diluted share, compared to $20.1 million, or a loss of $0.56 per diluted share, in the third quarter of 2008.

•	We recorded tax expense of $0.1 million, or a 1.0 percent tax rate, during the quarter compared to a benefit of $4.5 million, or a 22.2 percent tax benefit rate, in the third quarter of 2008. Our benefit was reduced by an after-tax, non-cash valuation allowance of $6.2 million, or $0.17 per share, and $3.2 million, or $0.09 per share, related to our net deferred tax assets for the third quarter of 2009 and 2008, respectively. Absent this valuation allowance, our tax benefit rate would have been 38.5 percent for the third quarter of 2009 and 38.0 percent for the third quarter of 2008.

•	Loss from continuing operations was $15.9 million, or $0.44 loss per diluted share, compared to a loss of $15.6 million, or $0.44 loss per diluted share in the same quarter last year. Excluding the valuation allowance, our loss from continuing operations per diluted share was $0.27 for the current quarter compared to a loss of $0.35 for the third quarter of 2008.

•	Income (loss) from discontinued operations, which includes the results of our discontinued Ohio and New Jersey operations, represented income of $0.7 million, or $0.02 per diluted share, for the third quarter of 2009, compared to a loss of $3.3 million, or $0.09 loss per diluted share, for the third quarter of 2008. Income in the current quarter was due to the settlement of a lease obligation on a closed facility associated with our discontinued New Jersey operations.

Builders FirstSource Reports Third Quarter 2009 Results (continued)
•	Net loss was $15.2 million, or $0.42 loss per diluted share, compared to net loss of $18.9 million, or $0.53 loss per diluted share, in the third quarter of 2008.

•	Diluted weighted average shares outstanding were 35.9 million compared to 35.7 million.

•	Adjusted EBITDA was a loss of $4.8 million compared to a loss of $6.1 million last year. See reconciliation attached.
Liquidity and Capital Resources
•	Our available liquidity was $92.0 million at September 30, 2009, and outstanding borrowings under our revolving credit facility were $20 million. Borrowing availability at September 30, 2009, was $0, as approximately $4.3 million of our $96.3 million cash balance at quarter-end supported a shortfall in the $35.0 million minimum liquidity covenant under our revolving credit facility.

•	Operating cash flow was $(16.1) million in the current quarter compared to $(4.4) million in the third quarter of 2008.

•	Capital expenditures were less than $0.1 million in the current quarter. Capital expenditures in the third quarter of 2008 were $1.1 million.
Proposed Rights Offering for Common Stock and Debt Exchange
As discussed in the news release dated Tuesday, September 1st, the company’s two largest stockholders, JLL Partners Fund V, L.P. and Warburg Pincus Private Equity IX, L.P., have submitted a proposal to the company for a common stock rights offering and debt exchange. This proposal is currently being evaluated by the special committee comprised of independent directors of the company.
Outlook
The company cannot predict the duration of the current market conditions or the strength of future recovery in the housing market. The housing momentum that was building early in 2009 appears to have abated in August when single-family housing starts unexpectedly fell and units completed increased as builders rushed to get homes completed prior to the pending expiration of the $8,000 federal tax credit for first-time homebuyers on December 1, 2009. Whereas from January — May 2009, housing starts were in-line with permits, since that time single-family starts have been exceeding permits. This typically means that housing activity is declining. Accordingly, we believe that housing starts will fall for the remainder of 2009 and possibly into early 2010. The extension of the tax credit, if any, could mitigate this expected decline. Additionally, increased competitive pressure arising from the current conditions could continue to have a negative impact on our sales, gross margins and operating results.
Mr. Sherman concluded, “We will continue to execute our proven strategy of conserving liquidity through growing share, where possible, maintaining gross margins, implementing cost containment programs and reducing physical capacity in an effort to maintain liquidity. I must also extend my appreciation to all Builders FirstSource employees. Their perseverance and dedication to our company is to be admired and I couldn’t be more proud to be a part of this team.”

Builders FirstSource Reports Third Quarter 2009 Results (continued)
Conference Call
Builders FirstSource will host a conference call Friday, October 23, 2009, at 10:00 a.m. Central Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-205-6648 (U.S. and Canada) and 913-312-0416 (international). A replay of the call will be available from 1:00 p.m. Central Time through October 28, 2009. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 8975422. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 9 states, principally in the southern and eastern United States, and has 55 distribution centers and 51 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about the impact of expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the company’s growth strategies, including gaining market share, or the company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
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Contact:
Charles L. Horn	M. Chad Crow
Senior Vice President and Chief Financial Officer	Vice President and Controller
Builders FirstSource, Inc.	Builders FirstSource, Inc.
(214) 880-3500	(214) 880-3500
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Sales	$188,865	$266,002	$523,923	$799,109
Cost of sales	149,473	209,657	411,808	625,102

Gross margin	39,392	56,345	112,115	174,007

Selling, general and administrative expenses (includes stock-based compensation expense of $540 and $2,226 for the three months ended in 2009 and 2008, respectively, and $2,521 and $6,360 for the nine months ended in 2009 and 2008, respectively)	49,260	69,596	151,658	216,889
Asset impairments	—	—	470	10,130
Facility closure costs	41	688	1,190	866

Loss from operations	(9,909)	(13,939)	(41,203)	(53,878)
Interest expense, net	5,930	6,139	19,558	18,892

Loss from continuing operations before income taxes	(15,839)	(20,078)	(60,761)	(72,770)
Income tax expense (benefit)	110	(4,466)	2,358	(386)

Loss from continuing operations	(15,949)	(15,612)	(63,119)	(72,384)
Income (loss) from discontinued operations (net of income tax benefit of $0 and $1,998 for the three months ended in 2009 and 2008, respectively, and $0 and $5,055 for the nine months ended in 2009 and 2008, respectively)	703	(3,244)	(5,309)	(8,231)

Net loss	$(15,246)	$(18,856)	$(68,428)	$(80,615)

Net loss per share:
Loss from continuing operations	$(0.44)	$(0.44)	$(1.76)	$(2.03)
Income (loss) from discontinued operations	0.02	(0.09)	(0.15)	(0.23)

Net loss	$(0.42)	$(0.53)	$(1.91)	$(2.26)

Weighted average common shares:
Basic and diluted	35,944	35,689	35,884	35,605

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three months ended September 30,
	2009		2008
		(dollars in thousands)
Prefabricated components	$36,479	19.3%	$54,493	20.5%
Windows & doors	44,728	23.7%	63,839	24.0%
Lumber & lumber sheet goods	46,611	24.7%	65,975	24.8%
Millwork	20,545	10.9%	26,230	9.9%
Other building products & services	40,502	21.4%	55,465	20.8%

Total sales	$188,865	100.0%	$266,002	100.0%

	Nine months ended September 30,
	2009		2008
		(dollars in thousands)
Prefabricated components	$100,559	19.2%	$157,938	19.8%
Windows & doors	127,658	24.4%	199,221	24.9%
Lumber & lumber sheet goods	125,018	23.9%	195,203	24.4%
Millwork	55,883	10.6%	83,394	10.4%
Other building products & services	114,805	21.9%	163,353	20.5%

Total sales	$523,923	100.0%	$799,109	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2009	2008
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$96,317	$106,891
Trade accounts receivable, less allowance of $4,577 and $6,194, at September 30, 2009 and December 31, 2008, respectively	76,946	84,984
Other receivables	5,576	41,516
Inventories	54,788	68,868
Other current assets	8,300	8,358

Total current assets	241,927	310,617
Property, plant and equipment, net	67,884	80,374
Goodwill	111,193	111,193
Other assets, net	14,307	18,956

Total assets	$435,311	$521,140

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts Payable	$46,547	$35,414
Accrued liabilities	29,148	37,794
Current maturities of long-term debt	47	44

Total current liabilities	75,742	73,252
Long-term debt, net of current maturities	299,147	319,182
Other long-term liabilities	23,406	26,232

	398,295	418,666

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at September 30, 2009 and December 31, 2008	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 36,120 and 36,128 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	360	357
Additional paid-in capital	149,166	146,650
Accumulated deficit	(105,547)	(37,119)
Accumulated other comprehensive loss	(6,963)	(7,414)

Total stockholders’ equity	37,016	102,474

Total liabilities and stockholders’ equity	$435,311	$521,140

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended September 30,
	2009	2008
	(in thousands)
Cash flows from operating activities:
Net loss	$(68,428)	$(80,615)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	13,882	15,978
Asset impairments	470	10,130
Amortization of deferred loan costs	3,134	2,127
Deferred income taxes	302	22,453
Bad debt expense	1,656	3,043
Net non-cash expense from discontinued operations	732	3,097
Non-cash stock based compensation	2,521	6,360
Net gain on sales of assets	(525)	(1,159)
Changes in assets and liabilities:
Receivables	42,035	(6,659)
Inventories	14,080	3,744
Other current assets	58	(135)
Other assets and liabilities	(2,669)	1,581
Accounts payable	11,133	4,803
Accrued liabilities	(8,646)	(8,043)

Net cash provided by (used in) operating activities	9,735	(23,295)

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,976)	(7,587)
Proceeds from sale of property, plant and equipment	1,702	2,665
Cash used for acquisitions, net	—	830

Net cash used in investing activities	(274)	(4,092)

Cash flows from financing activities:
Net (payments) borrowings under revolving credit facility	(20,000)	60,000
Payments of long-term debt and other loans	(32)	(29)
Deferred loan costs	—	(380)
Exercise of stock options	123	1,831
Repurchase of common stock	(126)	(399)

Net cash (used in) provided by financing activities	(20,035)	61,023

Net change in cash and cash equivalents	(10,574)	33,636
Cash and cash equivalents at beginning of period	106,891	97,574

Cash and cash equivalents at end of period	$96,317	$131,210

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands)

Note:	The company provided a detailed explanation of this non-GAAP financial measure in its Form 8-k filed with the Securities and Exchange Commission on October 22, 2009.

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Reconciliation to Adjusted EBITDA:
Net loss	$(15,246)	$(18,856)	$(68,428)	$(80,615)
Reconciling items:
Depreciation and amortization expense	4,359	5,005	13,882	15,978
Interest expense, net	5,930	6,139	19,558	18,892
Income tax expense (benefit)	110	(4,466)	2,358	(386)
Net gain on sales of assets	(162)	(218)	(525)	(1,159)
(Income) loss from discontinued operations, net of tax	(703)	3,244	5,309	8,231
Asset impairments	—	—	470	10,130
Facility closure costs	41	688	1,190	866
Severance	57	127	540	541
Transaction costs	228	—	228	—
Stock compensation expense	540	2,226	2,521	6,360

Adjusted EBITDA	$(4,846)	$(6,111)	$(22,897)	$(21,162)

Adjusted EBITDA as percentage of sales	-2.6%	-2.3%	-4.4%	-2.6%